Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

dated as of

April 9, 2019

by and between

CRESTWOOD NIOBRARA LLC

and

WILLIAMS MLP OPERATING, LLC

relating to the purchase and sale

of

50% of the Units

of

JACKALOPE GAS GATHERING SERVICES, L.L.C.

i

ii

ANNEXES

Annex 1: Allocation Statement

EXHIBITS

Exhibit A: Assignment Agreement

Exhibit B: Transition Services Agreement

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of April 9, 2019 among Crestwood Niobrara LLC, a Delaware limited liability company (“Buyer”) and Williams MLP Operating, LLC, a Delaware limited liability company (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller owns 50% of the Units (as defined in the Company LLC Agreement (as defined below)) (the “Purchased Units”) in Jackalope Gas Gathering Services, L.L.C., an Oklahoma limited liability company (the “Company”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Units upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, in each case, by or before a Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise specified, (a) the Company shall not be considered an Affiliate of Seller and (b) First Reserve Corporation and its Affiliates shall not be considered an Affiliate of Buyer. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement.

“Agreed Tax Treatment” has the meaning set forth in Section 7.03.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 7.03(b).

“Applicable Law” means, with respect to any Person, all applicable transnational, domestic or foreign federal, state or local laws, rules, regulations, ordinances, directives, orders, awards, statutes, constitutions, treaties, conventions and other agreements between states, or between states and supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, and any binding order, decree or ruling of any Governmental Authority having jurisdiction with respect to such Person.

“Assignment Agreement” means the Assignment Agreement with respect to the Purchased Units in the form attached hereto as Exhibit A.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” means the date of the Balance Sheet.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York, on which commercial banks are open in New York, New York for general commercial business.

“Business Employees” has the meaning set forth in Section 3.13(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Released Parties” has the meaning set forth in Section 6.08.

“Buyer Releasing Parties” has the meaning set forth in Section 6.08.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.

“Company Leases” has the meaning set forth in Section 3.10(d).

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 19, 2013, as amended by (i) the First Amendment to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 13, 2015, and (ii) the Second Amendment to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 8, 2017.

“Company Records” means the following agreements, documents, maps, books, records, accounts and files to the extent relating to the Company and in Seller’s or its Affiliates’ possession: (i) land and title records (including abstracts of title, title insurance policies, title commitments, title opinions and surveys), (ii) contract files, (iii) maps, operations, environmental, production and accounting records, (iv) facility and engineering files, (v) environmental, health and safety files, (vi) permitting files and (vii) all “job books” to the extent related to the Company; provided that, for the avoidance of doubt, accounting records shall only include electronic data from Seller’s enterprise resource planning system and billing system.

“Company Rights-of-Way” has the meaning set forth in Section 3.10(c).

“Compression Services Agreement” means that certain Compression Services Agreement (ACMP-1), dated as of February 27, 2014, by and among Seller (formerly known as Access MLP Operating, L.L.C.), certain of its Subsidiaries (including the Company) and Archrock Partners Operating LLC (formerly known as EXLP Operating LLC).

“Confidential Information” has the meaning set forth in Section 6.03(a).

“Confidentiality Agreement” means the Confidential Disclosure Agreement between Buyer and The Williams Companies, Inc. dated as of November 1, 2018.

“Construction and Operating Agreement” means that certain Construction and Operating Agreement between Seller (formerly known as Access MLP Operating, L.L.C.) and the Company dated as of June 20, 2013.

“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking, whether written or oral.

“Covered Tax Proceeding” has the meaning set forth in Section 7.01(c).

“Current Representation” has the meaning set forth in Section 6.07(a).

“D&O Provisions” has the meaning set forth in Section 6.04.

“Data Room” means the Intralinks Inc. virtual data room at https://services.intralinks.com named Project Bigfoot established by Seller with respect to the Purchased Units and the Company and all of its contents.

“Designated Person” has the meaning set forth in Section 6.07(a).

“Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Douglas Guarantee” has the meaning set forth in Section 6.06(a).

“Douglas Landlord” has the meaning set forth in Section 6.06(a).

“Douglas Lease” means that certain Lease Agreement, dated as of April 29, 2015, between BDC III, LLC and Seller, as amended by that certain First Amendment of Lease, dated as of May 29, 2015, between BDC III, LLC and Seller.

“Employee Benefit Plan” means any written (a) “employee benefit plan” as defined in Section 3(3) of ERISA or (b) employment agreement, offer letter, severance arrangement, retention plan or other compensatory or health or welfare benefit plan or agreement, in each case that is maintained for the benefit of employees (other than any plan, program or arrangement sponsored by a Governmental Authority).

“Employer” has the meaning set forth in Section 6.05(a).

“Employer Welfare Plan” has the meaning set forth in Section 6.05(c).

“Environmental Laws” means any Applicable Laws relating to pollution, the protection of the environment, natural resources, worker safety or human health (but each solely to the extent relating to exposure to Hazardous Substances) or the generation, use or disposal of Hazardous Substances.

“Equity Interests” means any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(d), or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Liability” means any and all Liabilities of the Company (i) under Title IV of ERISA, (ii) under Sections 302 or 303 of ERISA, (iii) under Sections 412, 430, 431 or 4971 of the Code or (iv) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Facilities” means the above ground and below ground facilities including buildings, fixtures, terminals, tankage, sumps, plants, compressors, dehydration equipment, pumps, LACT units, pipes, pipeline interconnect facilities and appurtenant machinery and equipment and facilities owned, leased or used by the Company.

“Financial Statements” has the meaning set forth in Section 3.04.

“Fundamental Warranties” means the representations and warranties contained in Section 3.01 (Existence and Power), Section 3.02 (Capitalization), Section 3.03 (Subsidiaries), Section 3.15 (Taxes), Section 3.16 (Finders’ Fees), Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.06 (Ownership of Purchased Units), Section 4.07 (Finders’ Fees), Section 5.01 (Existence and Power), Section 5.02 (Authorization), and Section 5.08 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation and limited liability company agreement (or analogous documents); or (iii) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, tribunal, administrative agency, regulatory body or commission or other authority thereof), arbitration body, or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, or otherwise hazardous substance or material, as such terms or substances are defined in, or regulated pursuant to any Applicable Law pertaining to the protection of the environment, and also including petroleum, petroleum hydrocarbons, natural gas, natural gas liquids, radioactive materials, and polychlorinated biphenyls.

“Income Taxes” means any U.S. federal, state or local or foreign income Taxes or Taxes based on profits (including franchise Taxes and any capital gains, alternative minimum, and net worth taxes), net profits, margin, revenues, gross receipts or similar measure.

“Income Tax Return” means any U.S. federal, state or local Tax Return required to filed relating to Income Taxes imposed on or with respect to the Company.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnified Persons” has the meaning set forth in Section 6.04.

“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, both statutory and common law rights, including: (a) trademarks, service marks, trade names, rights in logos, trade dress, domain names, and other identifiers of source (including all goodwill associated with the foregoing); (b) mask works, patents; (c) copyrights, moral rights, database rights, rights in designs, and other rights in works of authorship; (d) trade secrets, and rights in confidential information or know-how, including formulations, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; and (e) in each case any registrations or applications for registration of any of the foregoing, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof, in each case anywhere in the world.

“Knowledge” means, (a) with respect to Seller, the actual knowledge of John-Paul Gonzales, Glen Jasek, Tyler Nazelrod, Wil Nichols, Dustin Weaver, Brian Taylor, Nicasio Perna, Robert Welchman and TJ Rinke, after reasonable inquiry and (b) with respect to Buyer, the actual knowledge of William Moore, Philip Bouillette, James Johnston, Ben Hansen, Chris Humes, Diaco Aviki, Jeffrey Cathey, Cameron Phillips and Katie Pickett after reasonable inquiry.

“Liability” means any liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, option, right of first refusal or first offer, encumbrance, easement, restriction or restrictive covenant, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“Losses” means, with respect to any Person, any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees, sustained or incurred by such Person.

“Material Adverse Effect” means an event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the business, financial condition or results of operations of the Company, but excluding any effect, directly or indirectly, resulting from (a) changes in GAAP or changes in accounting requirements applicable to any industry in which the Company operates, (b) changes in the financial, securities, currency, capital or credit markets or in general economic, political or regulatory conditions, (c) changes (including changes of Applicable Law) or conditions generally affecting any industry in which the Company operates (including any changes in the prices of natural gas, natural gas liquids, other hydrocarbon products or other commodity prices or industry margins), (d) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism or any natural or manmade disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), (e) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Company after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company with clients, customers, suppliers, vendors, service providers or Governmental Authorities, (f) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (g) any action taken (or omitted to be taken) at the request of Buyer or (h) any action taken by Seller or the Company that is required, expressly contemplated or permitted pursuant to this Agreement or another Transaction Agreement, except, solely with respect to clauses (a), (b) and (c), to the extent the Company is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company operates (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Pass-Through Income Tax Matter” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to the operations of the business of the Company if the direct or indirect equity owners of the Company would be liable as a matter of law for Income Taxes attributable thereto (e.g., certain Income Tax liabilities for items of income, gain, loss, deduction and credit passed through to owners with respect to a partnership or disregarded entity for U.S. federal or applicable state, local or non-U.S. income tax purposes).

“Permits” has the meaning set forth in Section 3.09(b).

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith in accordance with appropriate proceedings (and for which adequate security has been posted or for which adequate reserves are being maintained in accordance with GAAP), (b) Liens for Taxes not yet delinquent or which are being contested in good faith (and for which adequate reserves have been made), (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements, (d) easements, covenants, rights of way, restrictions, encroachments, overlapping improvements and similar such encumbrances on title to real property that (i) are matters of record (but only to the extent the same are validly existing and affect such real property), or if not of record, do not, individually or in the aggregate, materially interfere with the present uses of such real property, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) that are otherwise set forth in the title commitments made available to Buyer on or prior to the date hereof, (e) Liens that affect the underlying fee estate of any real property covered by a Company Lease or Company Rights-of-Way, (f) zoning, building codes, reservations of interest in title imposed or promulgated by law or any Governmental Authority with respect to real property and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company as currently conducted, (g) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company with respect to indebtedness,

(h) the terms and provisions of the Company Leases and the Company Rights-of-Way, as to the real property covered thereby, (i) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (k) purchase money Liens, (l) Liens referred to in the Financial Statements and (m) non-exclusive licenses of Company Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Pipeline” means the natural gas gathering pipeline system consisting of approximately 248 miles of natural gas pipelines owned by the Company and located in Converse County, Wyoming.

“Policies” has the meaning set forth in Section 3.17(a).

“Post-Closing Representation” has the meaning set forth in Section 6.07(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Units” has the meaning set forth in the recitals.

“Qualifying Offer” has the meaning set forth in Section 6.05(a).

“Release Condition” has the meaning set forth in Section 6.05(b).

“Remedies Exception” has the meaning set forth in Section 4.02(b).

“Representative” means, with respect to any Person, any and all directors managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Acquisition Date” means July 1, 2014.

“Seller Marks” has the meaning set forth in Section 6.02.

“Seller Released Parties” has the meaning set forth in Section 6.08.

“Seller Releasing Parties” has the meaning set forth in Section 6.08.

“Seller Welfare Plan” has the meaning set forth in Section 6.05(c).

“Seller’s Bank Account” means an account of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.

“Seller Taxes” means (a) Income Taxes of the Company or for which the Company could be responsible with respect to any Pre-Closing Tax Period related, attributable or corresponding to the Purchased Units, (b) Taxes which the Seller or any of its Affiliates is obligated to pay, indemnify or reimburse under the Company LLC Agreement, (c) Taxes imposed on or with respect to Seller (including, without limitation, capital gains Taxes and Income Taxes arising as a result of the transactions contemplated by this Agreement) or any of Seller’s direct or indirect owners or Affiliates (excluding the Company), or (d) Transfer Taxes for which Seller is responsible pursuant to Section 7.01(d).

“Severance Payment” has the meaning set forth in Section 6.05(c).

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. For purposes of this definition, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Taxing Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, (b) any interest, fine, penalty or additions to tax imposed by a Taxing Authority in connection with any item described in clause (a) above, or the filing (or failure to file) any Tax Return, and (c) any liability in respect of any item described in clauses (a) or (b) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Applicable Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

“Tax Proceedings” has the meaning set forth in Section 7.01(c).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority, including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Agreements” means this Agreement, the Company LLC Agreement, the Assignment Agreement and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest), but for the avoidance of doubt, excludes Income Taxes.

“Transferred Employee” has the meaning set forth in Section 6.05(a).

“Treasury Regulations” means the final, temporary or proposed U.S. federal income tax regulations promulgated under the Code, as such tax regulations may be amended from time to time.

“Unisite Agreement” means that certain License Agreement, dated as of September 19, 2014, by and between Seller (formerly known as Access MLP Operating, L.L.C.), and Unisite, LLC.

“Units” has the meaning ascribed to such term in the Company LLC Agreement.

“Working Hours” means 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday and on which banks are open for general commercial business in the relevant location.

Section 1.02.    Other Definitional and Interpretative Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)    References to Articles, Sections, Schedules and Annexes are to Articles, Sections, Schedules and Annexes of this Agreement unless otherwise specified.

(d)    All Schedules (including the Disclosure Schedule) and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)    Any capitalized terms used in any Schedule (including the Disclosure Schedule) or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends.

(g)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(i)    References to one gender shall include all genders.

(j)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(k)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(l)    References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder.

(m)    References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(n)    References to any Person include the successors and permitted assigns of that Person.

(o)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(p)    References to “$” are to United States dollars.

(q)    “Made available to Buyer” and comparable phrases used in this Agreement shall mean that the subject documents were uploaded to the Data Room or otherwise provided to Buyer or any of its Representatives in electronic or hard copy format, in each case, prior to the Closing Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.01.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Liens, the Purchased Units.

Section 2.02.    Purchase Price. The purchase price for the Purchased Units (the “Purchase Price”) shall equal $484,600,000. The Purchase Price shall be paid at Closing in accordance with Section 2.04.

Section 2.03.    Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at Seller’s offices located at One Williams Center, Tulsa, Oklahoma 74172 or remotely by the exchange of signature pages for executed documents, on the date hereof.

Section 2.04.    Closing Deliverables.

(a)    At or before Closing, Seller shall deliver or cause to be delivered to Buyer (or in the case of (vi), the Company):

(i)    a counterpart signature page to the Assignment Agreement, duly executed by Seller;

(ii)    a counterpart signature page to the Transition Services Agreement, duly executed by Seller;

(iii)    except for the agreements set forth on Section 2.04 of the Disclosure Schedule, evidence of termination of all agreements between Seller or its Affiliates, on the one hand, and the Company, on the other hand, without further liability or obligation (contingent or otherwise) of any party thereunder;

(iv)    a properly prepared and executed certificate of non-foreign status of Seller (or if Seller is disregarded as separate from any other Person for such purposes, of such other Person), signed under penalties of perjury and dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), Section 1446(f) of the Code and Internal Revenue Service Notice 2018-29; and

(v)    all Company Records to the extent such records are not already in the possession of the Company (or photocopies thereof to the extent (A) an original of such Company Record is not reasonably available to Seller, (B) Seller or any of its Affiliates is required by Applicable Law to retain such Company Record or (C) such Company Record is necessary to enable Seller to prepare and/or file Tax Returns); provided that if any Company Records (or photocopies, as applicable) are not delivered to the Company on or prior to Closing, Seller shall deliver such Company Records (or photocopies, as applicable) to the Company as soon as reasonably practicable following the Closing (taking into account the books and records that are reasonably necessary or useful for Seller to retain during the term of the Transition Services Agreement for the provision of services thereunder).

(b)    At or before Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)    a counterpart signature page to the Assignment Agreement, duly executed by Buyer; and

(ii)    a counterpart signature page to the Transition Services Agreement, duly executed by Buyer.

(c)    At Closing, Buyer shall pay to Seller the Purchase Price in US dollars and in immediately available funds by wire transfer to Seller’s Bank Account.

Section 2.05.    Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to Seller or its Affiliates (and Seller and its Affiliates shall indemnify, defend and hold harmless Buyer and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under Applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer that:

Section 3.01.    Existence and Power. The Company is a limited liability company validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.02.    Capitalization. There are issued and outstanding 1,000 Units, 500 of which are owned by Seller. The Units comprise all of the outstanding Equity Interests of the Company. All of the Purchased Units have been duly authorized and are validly issued. There are no outstanding (a) obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests, (b) options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of the Equity Interests of the Company or (c) voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Interests of the Company. Seller has provided to Buyer true, accurate and complete copies of the Governing Documents of the Company.

Section 3.03.    Subsidiaries. The Company does not own or control, directly or indirectly (and has never owned or controlled, directly or indirectly), any Equity Interests in any other Person or have any Subsidiaries.

Section 3.04.    Financial Statements. The (a) audited balance sheet of the Company as of and for the two fiscal years ended December 31, 2017, and 2016 and the related audited statements of income, changes in members’ equity, and cash flows for the fiscal years ended December 31, 2017 and 2016 of the Company and (b) unaudited interim consolidated balance sheet as of December 31, 2018 (the “Balance Sheet”) and the related unaudited interim statements of income, changes in members’ equity, and cash flows for the 12 fiscal months ended December 31, 2018 of the Company (clauses (a) and (b) collectively, the “Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.05.    Absence of Certain Changes. From the Balance Sheet Date to the date of this Agreement, (a) the businesses of the Company have been conducted in the ordinary course, (b) Seller has used commercially reasonable efforts to cause the Company to make capital expenditures consistent with its past practices and (c) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.    No Undisclosed Material Liabilities. There are no liabilities of the Company that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company, other than (a) liabilities provided for in the Financial Statements or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Disclosure Schedule; and (d) liabilities which would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07.    Material Contracts.

(a)    Section 3.07(a) of the Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company is a party or which Seller or its Affiliates entered into on behalf of the Company that fall within the following categories and are existing as of the date hereof (collectively, the “Material Contracts”):

(i)    any natural gas transportation, gathering, treating or processing Contract and each natural gas purchase Contract that individually involves annual revenues of the Company, or payments by the Company, in excess of $500,000;

(ii)    any Contract (or group of related Contracts with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000,000 per annum;

(iii)    other than those Contracts covered by clause (i) above, any Contract (or group of related Contracts with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual revenues or payments in excess of $1,000,000;

(iv)    any partnership, joint venture or other similar Contract;

(v)    any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material continuing obligations following the date of this Agreement;

(vi)    any lease (whether of real or personal property) providing for annual rentals of $250,000 or more that cannot be terminated on not more than 60 days’ notice without payment by the Company of any material penalty;

(vii)    any Contract as obligor or guarantor relating to indebtedness for borrowed money;

(viii)    any Contract containing covenants expressly limiting in any material respect the freedom of the Company to compete with any Person in a product line or line of business or operate in any jurisdiction;

(ix)    any material Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(x)    any material option, license, franchise or similar Contract;

(xi)    any Contract that contains a material exclusivity, requirements or similar provision binding on the Company;

(xii)    any Contract containing “most favored nation” provisions or other preferential pricing terms;

(xiii)    any Contract providing for the indemnification of any Tax by the Company of any Person or the assumption of any Tax (in each case, other than customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax);

(xiv)    any employment agreements or Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(xv)    any Contract with any Governmental Authority;

(xvi)    any Contract between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand.

(b)    Each Material Contract is a valid and binding agreement of the Company and is in full force and effect, and neither the Company nor, to Seller’s Knowledge, any other party is in material default or breach under the terms of any such Material Contract. To the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof.

(c)    Seller has made available to Buyer true, accurate and complete copies of each Material Contract, together with any amendments thereto.

Section 3.08.    Litigation. The Company is not a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings, which are in progress or, to Seller’s Knowledge, threatened in writing or pending. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a reasonable basis for, any material litigation, arbitration or administrative proceedings.

Section 3.09.    Compliance with Laws; Permits.

(a)    The Company is, and, since January 1, 2017 has been, in compliance in all material respects with all Applicable Laws and, to the Knowledge of Seller, no written notices have been received by Seller or the Company from any Governmental Authority alleging a material violation of any such Applicable Laws.

(b)    To the Knowledge of Seller, (i) since January 1, 2017, the Company has held all material permits, licenses, certificates, registrations, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the Company, (ii) such Permits constitute all of the Permits necessary for the ownership and use of the Company’s assets and properties and the conduct of its business as currently conducted, and (iii) the Company is, and has been since January 1, 2017, in compliance with all material terms and conditions of such Permits. There are no actions or proceedings pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Permit.

Section 3.10.    Real Property.

(a)    Section 3.10(a) of the Disclosure Schedule contains a list of each parcel of real property owned by the Company (together with all buildings, fixtures and improvements erected thereon and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”). The Company has fee simple title to all of the Owned Real Property owned by it, free and clear of any Lien, except Permitted Liens.

(b)    As of the date hereof, the Company has not received written notice that any parcel of Owned Real Property is subject to any pending condemnation action or other such taking, and to Seller’s Knowledge no such condemnation or other taking is threatened. No portion of the Owned Real Property or the improvements thereon has suffered any material damage by fire or other casualty which has not heretofore been substantially repaired and restored. None of the Owned Real Property relies on the use of any real property not part of the applicable Owned Real Property to fulfill any zoning, building code or other legal requirements. Other than the rights of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(c)    Section 3.10(c) of the Disclosure Schedule lists all easements, licenses, rights-of-way, Permits and servitudes used by the Company (the “Company Rights-of-Way”). The Company holds the rights granted to it under any Company Rights-of-Way, free and clear of all Liens, other than Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company Rights-of-Way is in full force and effect, constitutes a valid and binding obligation of the Company and, to the Knowledge of Seller constitutes a binding obligation of each other party thereunder, enforceable against such other party in accordance with its terms, subject to the Remedies Exception, and (ii) neither the Company nor, to the Knowledge of Seller, any other party thereto, is in material default under any Company Rights-of-Way, and, to the Knowledge of Seller, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any Company Right of Way or by any other party to any Company Lease. Except for immaterial defects, failures or imperfections which, in the aggregate, would not reasonably be expected to materially impair the use or operation of the Pipeline as presently conducted, (x) each Pipeline is covered, in all material respects, by Company Rights-of-Way in favor of the Company, and (y) the Company Rights-of-Way that cover the Pipeline establish, in all material respects, a contiguous and continuous right of way for the Pipeline such that the Company is able to construct, operate, and maintain the Pipeline in, over, under or across the land covered thereby in the same way that a prudent owner and operator would construct, operate and maintain similar assets. The representations and warranties set forth in this Section 3.10(c) constitute the only representations and warranties made by Seller hereunder with respect to the Company Rights-of-Way.

(d)    Section 3.10(d) of the Disclosure Schedule lists all real property leased by the Company, as a lessee or sublessee (and, all such listed leases collectively, the “Company Leases”). Except as would not reasonably be expected, individually or in the aggregate, to materially impair the value, use or operation of the assets of the Company, (i) the Company party thereto holds a valid leasehold interest pursuant to each Company Lease free and clear of all Liens except Permitted Liens, (ii) each Company Lease is in full force and effect, constitutes a valid and binding obligation of the Company and, to the Knowledge of the Seller, constitutes a valid and binding obligation of each other party thereunder, enforceable against such other party in accordance with its terms, subject to the Remedies Exception, and (iii) neither the Company nor, to the Knowledge of Seller, any other party thereto, is in default under any Company Lease, and, to the Knowledge of Seller, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any Company Lease by the Company or by any other party to any Company Lease.

Section 3.11.    Sufficiency of Assets. To Seller’s Knowledge, the Company has good and valid title to (or a valid leasehold interest in) all properties that comprise the Pipeline or the Facilities, and all other personal property necessary for the operation of the business of the Company as currently conducted, free and clear of all Liens other than Permitted Liens. Taking into account any property or services provided under the Transition Services Agreement, the Pipeline, Facilities, and all other property, including without limitation, the Owned Real Property, the Company Rights-of-Way and Company Leases (and further including, for the avoidance of doubt, software and control systems) owned by the Company are sufficient, in all material respects, for the continued conduct of the Company’s business immediately after the Closing in substantially the same manner as conducted prior to the Closing. All material property necessary for the operation of the Business of the Company and owned by the Company is located at the Company’s properties.

Section 3.12.    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedule contains a list of all registrations and applications for registration of patents, trademarks, service marks, copyrights, and domain names included in the Company Intellectual Property Rights, in each case as of the date hereof.

(b)    The Company solely and exclusively owns all Company Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens). To Seller’s Knowledge, the Company Intellectual Property Rights are valid, subsisting, and enforceable.

(c)    There is no material claim, suit, action or proceeding pending against the Company, nor, to Seller’s Knowledge, has the Company received any material written claim, “cease and desist” letter, or like correspondence from any Person, alleging that the Company has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Right owned by any Person. To Seller’s Knowledge, neither the Company nor the business as currently or previously conducted has, during the two (2) years prior to the date hereof, infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person in any material respect. To Seller’s Knowledge, no Person is engaging in any activity or business that infringes, misappropriates, dilutes, or otherwise violates the Company Intellectual Property Rights in any material respect. The parties acknowledge and agree that the representations and warranties set forth in this Section 3.12(c) constitute the only representations and warranties made by Seller in this Agreement with respect to the infringement, misappropriation or other violation of any third party Intellectual Property Rights.

(d)    To Seller’s Knowledge, no current or former partner, director, officer, or employee of Seller or its Affiliates will, after giving effect to each of the transactions contemplated in this Agreement, own or retain any ownership rights in or to, or have the right to receive any royalty or other payment with respect to, any of the material Company Intellectual Property Rights.

(e)    To Seller’s Knowledge, the Company Intellectual Property Rights and the Intellectual Property Rights licensed to the Company by third parties (other than Seller or its Affiliates) are all of the Intellectual Property Rights necessary for the operation of the business of the Company as currently conducted. Other than any property or services provided under the Transition Services Agreement, neither Seller nor its Affiliates (other than the Company) own or license any Intellectual Property Rights necessary for the operation of the business of the Company as currently conducted.

(f)    The representations and warranties set forth in this Section 3.12 constitute the only representations and warranties made by Seller hereunder with respect to Intellectual Property Rights.

Section 3.13.    Employment Matters.

(a)    The Company does not have, and since the Seller Acquisition Date has not had, any employees. A list of certain individuals employed by an Affiliate of Seller (the “Business Employees”) has been made available to Buyer. As of the Closing Date, the Business Employees provide services primarily or exclusively in connection with the business of the Company. The aggregate annualized base salaries, target incentive compensation and other compensation opportunities for all Business Employees and a list of the job title and hire date and location of employment for each Business Employee have been made available to Buyer.

(b)    The Company does not sponsor or maintain, and since the Seller Acquisition Date has not sponsored or maintained, any Employee Benefit Plan. As of the Closing Date, the Business Employees participate in Employee Benefit Plans of an Affiliate of Seller (the “Employee Plans”).

(c)    The Company has made available to Buyer (i) a list of the Employee Plans in which one or more Business Employees participate and (ii) an accurate and complete copy of each such Employee Plan, including any amendments thereto.

(d)    No Business Employee is represented by a labor union or similar representative of employees and the Company is not a party to or bound by a collective bargaining agreement or any other Contract with a labor union or similar representative of employees. In the last two (2) years, there have been no union certification or representation petitions or demands with respect to the Company or a Business Employee and, to Seller’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company or a Business Employee. To Seller’s Knowledge, there is no legal, administrative or other claim, lawsuit, charge, labor dispute, grievance or arbitration proceeding alleging a violation of any Applicable Law related to labor and employment pending or threatened by or with respect to any Business Employee or any other individual who has provided services with respect to the Company.

(e)    The transactions contemplated by the Transaction Agreements are not reasonably anticipated to result in ERISA Liability to the Company. The Company does not sponsor and is not obligated to contribute to, and does not have any current or potential liability in respect of (i) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)    Notwithstanding any other provisions of this Agreement, this Section 3.13 shall constitute the sole and exclusive representations and warranties of Seller relating to employee and employee benefit matters.

Section 3.14.    Environmental Matters.

(a)    The Company is and, since January 1, 2017 has been, in material compliance with all Environmental Laws;

(b)    the Company possesses and is in material compliance with all material Permits required by all applicable Environmental Laws as of the date hereof, and there are no actions or proceedings pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit prior to its stated expiration;

(c)    (i) since January 1, 2017, no written notice, order, request for information, complaint or penalty has been received by the Company arising under Environmental Laws or related to Hazardous Substances, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, in the case of each of (i) and (ii), which alleges a material violation of any Environmental Law or a release to the environment of Hazardous Substances that would reasonably be expected to result in material liabilities to the Company, that has not been settled, dismissed, paid or otherwise resolved; and

(d)    To the Knowledge of Seller, there has been no release to the environment of any Hazardous Substance at, to, or from any of the Facilities that has not been resolved to the satisfaction of the applicable Governmental Authority, other than releases that would not reasonably be expected to result in material liabilities to the Company.

(e)    The representations and warranties set forth in this Section 3.14 constitute the only representations and warranties made by Seller hereunder with respect to Environmental Laws or any other environmental matters.

Section 3.15.    Taxes.

(a)    (i) all Income Tax Returns and other material Tax Returns that have been required to be filed by or with respect to the Company have been timely filed; (ii) all material Taxes for which the Company was liable with respect to periods covered by such Tax Returns have been timely paid; (iii) such Tax Returns are in all material respects true, correct and complete; and (iv) there are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(b)    no written agreement waiving or extending any statute of limitations in respect of Taxes has been entered into with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired;

(c)    no Taxing Authority has proposed in writing any material assessment, deficiency, or adjustment to any Tax Return in respect of the Company;

(d)    no claim, audit, action, suit, proceeding, examination or investigation has been asserted, proposed or threated against the Company for any material Taxes, and no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction;

(e)    no power of attorney is currently in force with respect to any matter relating to Taxes that could affect the Company after Closing;

(f)    all of the Company’s material property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s material property constitutes omitted property for property tax purposes; and

(g)    the Company (i) is properly classified as a partnership for U.S. federal and other applicable Income Tax purposes, and (ii) has at all times since its inception been a partnership or disregarded entity for such purposes.

(h)    Except to the extent that any other representation explicitly references Taxes, the Code, or the Treasury Regulations, the representations and warranties set forth in Section 3.13 and Section 3.15 constitute the only representations and warranties made by Seller hereunder with respect to Tax matters.

Section 3.16.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

Section 3.17.    Insurance.

(a)    Section 3.17(a) of the Disclosure Schedule contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of the Company’s business or properties as of the date of this Agreement (the “Policies”), except for any policies maintained by the Company in connection with employee benefit plans, programs, policies or arrangements. Each Policy is in full force and effect and all premiums due and payable on such Policies have been paid and all premium finance installment payments are current. To Seller’s Knowledge, no notice of cancellation of, or indication of any intention not to renew, any such Policy has been received by the Company.

(b)    There is no claim by the Company or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers of such Policies.

(c)    There is no material default by the Company under any of the Policies and there has been no failure by the Company to give notice or present any material claim relating to the Company’s business or the properties under such Policies in a due and timely fashion.

Section 3.18.    Affiliate Transactions. Section 3.18 of the Disclosure Schedule sets forth a list of all material services provided within the last six (6) months to the Company by Seller or its Affiliates, and the estimated charges assessed for such services provided during such time. There are no loans, leases, commitments, guarantees, agreements or other transactions or binding arrangements (oral or written) between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand.

Section 3.19.    No Additional Representations or Warranties. Except as specifically provided in this Article 3 or Article 4, none of Seller, the Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Company) provided to Buyer or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer that:

Section 4.01.    Existence and Power. Seller is a limited liability company validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers required to carry on its business as now conducted.

Section 4.02.    Authorization.

(a)    The execution and delivery by Seller and performance by Seller of this Agreement and each other Transaction Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby are within Seller’s limited liability company powers and have been duly authorized by all necessary corporate action on the part of Seller.

(b)    This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes a valid, binding and enforceable agreement of Seller and each other Transaction Agreement to which Seller is a party, when executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), will constitute a valid and binding agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 4.03.    Governmental Authorization. Performance by Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby requires no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of applications and notices with, and receipt of approvals, licenses or consents from, the Persons set forth on Section 4.03 of the Disclosure Schedule; and (b) any actions or filings, the absence of which would not reasonably be expected to, individually or in the aggregate, materially impair Seller’s ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.04.    Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the limited liability company agreement of Seller or the Company as currently in effect, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any Material Contract; or (c) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, materially impair Seller’s ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.05.    Litigation. As of the date of this Agreement, Seller is not a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings concerning its business, which are in progress or, to Seller’s Knowledge, threatened or pending by or against or concerning its business that would reasonably be expected, individually or in the aggregate, to materially impair Seller’s ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 4.06.    Ownership of Purchased Units. Seller is the record and beneficial owner of all of the Purchased Units, and will transfer and deliver to Buyer at the Closing valid title to the Purchased Units, free and clear of any Liens (other than Liens arising under state and federal securities laws and Liens incurred by Buyer or any of its Affiliates).

Section 4.07.    Finders’ Fees. Except for RBC Capital Markets, LLC (the fees and expenses of which will be borne in full by Seller or one of its Affiliates), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 4.08.    No Additional Representations or Warranties. Except as specifically provided in this Article 4 or Article 3, none of Seller, the Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Company) provided to Buyer or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 5.01.    Existence and Power. Buyer is validly existing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. Buyer is in good standing in each jurisdiction where such qualification is necessary.

Section 5.02.    Authorization.

(a)    The execution, delivery and performance by Buyer of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of Buyer and have been duly authorized by all necessary organizational action on the part of Buyer.

(b)    This Agreement (assuming due authorization, execution and delivery by Seller) constitutes a valid, binding and enforceable agreement of Buyer and each other Transaction Agreement to which Buyer is a party, when executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), will constitute a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Remedies Exception.

Section 5.03.    Governmental Authorization. Performance of this Agreement and the other Transaction Agreements to which it is a party by Buyer requires no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of applications and notices with, and receipt of approvals, licenses or consents from, the Persons set forth on Section 4.03 of the Disclosure Schedule and (b) any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 5.04.    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Governing Documents of Buyer; (b) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (c) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Liens and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 5.05.    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financings to be undertaken in connection therewith), (i) the Company will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of the Company will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (iii) the assets of the Company, at a fair valuation, will exceed its debts (including the probable amount of all contingent liabilities) and (iv) the Company will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

Section 5.06.    Purchase for Investment. Buyer is purchasing the Purchased Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units and is capable of bearing the economic risks of such investment.

Section 5.07.    Litigation. Buyer is not a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings, which are in progress or, to Buyer’s knowledge, threatened or pending that would reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.08.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 5.09.    Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Purchased Units as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to the employees, documents and facilities of the Company. Buyer has undertaken such investigations and requested such documents and information as it has deemed necessary. Buyer agrees to accept the Purchased Units in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by Seller or the Company or any of its or their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives, except as specifically and expressly set forth in Article 3 or Article 4. Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, the Company or any of its or their Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future operations, future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the businesses of the Company or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the businesses of the Company, except as expressly set forth in Article 3 or Article 4.

ARTICLE 6

COVENANTS

Section 6.01.    Access. On and after the Closing Date, Buyer will, and will cause the Company to, (i) maintain the books and records of the business of the Company for a period of eight (8) years; (ii) upon reasonable written notice and during Working Hours and at Seller’s sole cost and expense, afford to Seller and its agents reasonable access to (x) properties, copies of books and records for the period prior to Closing and (y) employees and auditors of the business of the Company, in each case to the extent necessary to permit Seller to perform or satisfy any legal or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable purpose. Notwithstanding the foregoing, Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law.

Section 6.02.    Use of Seller Marks. Seller is not conveying ownership rights or granting Buyer nor any Affiliate of Buyer (including after the Closing, the Company) a license or other right to use any of the trade names, trademarks, service marks, logos or domain names owned by Seller or any Affiliate of Seller (other than the Company) (including the trade names “Williams,” “Williams Partners,” “Williams Hub,” “Williams Energy,” “Williams Energy Companies,” “We Make Energy Happen!” or any trade name, trademark, service mark, logo or domain name incorporating the trade names “Williams,” “Williams Partners,” “Williams Hub,” “Williams Energy,” “Williams Energy Companies,” or “We Make Energy Happen!”) (collectively, the “Seller Marks”) and, after the Closing, except as expressly permitted in this Section 6.02, Buyer shall not permit the Company or any Affiliate of the Company to use the Seller Marks or any name or mark that is a variation thereof or confusingly similar thereto. As promptly as practicable, and in any event no later than sixty (60) days after the Closing, except as expressly permitted in this Section 6.02, Buyer shall (and shall cause its Affiliates, including, after the Closing, the Company, to) take all necessary action to cease any and all use of the Seller Marks, including in marketing, promoting, advertising or offering for sale any products, goods or services. Notwithstanding anything to the contrary in this Section 6.02, after the Closing, Buyer and its Affiliates (including, after the Closing, the Company) may use the Seller Marks solely (i) on internal office supplies or signage not visible to consumers or the general public, provided that such supplies or signage are replaced promptly in the ordinary course of business, (ii) in a neutral, non-trademark manner to describe the historical relationship of Buyer, Seller and Company in an accurate and factual manner (it being understood that any such use shall include reasonable notices or legends indicating that Seller and its Affiliates are no longer affiliated with the Company), or (iii) to the extent required by Applicable Law in legal or business documents already in existence on the Closing Date. From and after the Closing, neither Buyer nor any Affiliate of Buyer (including, after the Closing, the Company) shall challenge the validity, enforceability or ownership of any of the Seller Marks expressly set forth above or that, immediately prior to the Closing Date, were Seller Marks used by the Company in the ordinary course of business. In the event of any actual or threatened violation of this Section 6.02, Seller shall be entitled to, in addition to other remedies that it may have, a temporary restraining order and other injunctive relief against Buyer or any applicable Affiliate of Buyer (including, after the Closing, the Company) to prevent or cease any violations of this Section 6.02.

Section 6.03.    Confidentiality; Public Announcements.

(a)    The parties acknowledge and agree that the Confidentiality Agreement shall terminate, effective as of the Closing Date. Seller agrees that, for a period of five (5) years from and after the Closing Date, Seller shall, and shall cause its Affiliates to, treat and hold as confidential (i) all information concerning the businesses and affairs of the Company as of the Closing Date and (ii) the terms of this Agreement and the other Transaction Agreements (including financial terms) (collectively, the “Confidential Information”). In the event that Seller or any of its Affiliates is requested or required by law, rule, regulation, stock exchange rule, or legal process to disclose any Confidential Information, it shall, to the extent permitted by Applicable Law and reasonably practicable, notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 6.03. If such protective order or other remedy is not obtained, nor is a waiver hereunder provided, and Seller or any of its Affiliates is required to disclose any Confidential Information under Applicable Law, it may disclose the portions of the Confidential Information required to be disclosed (and only such portions); provided that it shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include (A) information that enters the public domain (or becomes generally known within the industry), other than as a result of a disclosure by Seller or any of its Affiliates in violation of this Section 6.03, (B) information acquired by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Purchased Units or (C) information used by Seller’s Subsidiaries (other than the Company) prior to the Closing Date.

(b)    Neither party may issue any press release or make any other public announcement relating to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including the financial terms hereof) without first consulting the other party regarding such press release or other public announcement and considering the other party’s comments in good faith (to the extent permitted by Applicable Law, any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject).

Section 6.04.    Directors and Officers. Buyer acknowledges that (a) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or who, at the request of the Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of the Company in effect as of the date hereof (“D&O Provisions”) and (b) no amendment or modification (including by merger, consolidation or operation of law) to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

Section 6.05.    Employee and Related Matters.

(a)    Prior to the Closing Date, Buyer has made, or has caused an Affiliate of Buyer (“Employer”) to make, a Qualifying Offer of employment to each of the Business Employees. For purposes of this Agreement, a “Qualifying Offer” shall (i) be a written offer of employment substantially consistent with the terms of this Section 6.05 to a Business Employee for employment with Employer, (ii) be on terms or conditions comparable to similarly situated employees of Employer (with credit for years of service solely for purposes of vacation, paid time, sick leave, disability and severance entitlement and vesting and eligibility under any employee benefit plan (as defined in Section 3(3) of

ERISA) maintained by Employer or its Affiliate for similarly situated employees of Employer), (iii) offer employment at a principal work place no more than fifty (50) miles from such Business Employee’s principal work place as of the date of the Qualifying Offer, (iv) provide the same or more favorable annualized base salary as such Business Employee received as of the date of the Qualifying Offer, (v) provide that such employment will be effective (contingent upon the Business Employee’s timely acceptance of the Qualifying Offer in accordance with its terms and conditions, which Qualifying Offer shall provide that the Business Employee has until 2:00 p.m. Central Standard Time on April 1, 2019 for the Business Employee to accept) as of the Closing Date except as provided below, and (vi) otherwise be subject to the applicable employee screening and testing policies and procedures of Buyer or Employer and not inconsistent in any material respect with Buyer’s or Employer’s standard terms, conditions and policies of employment. A Business Employee who signifies his or her acceptance of a Qualifying Offer, but does not report for work as specified in the Qualifying Offer and does not otherwise satisfy each of the terms and conditions of such Qualifying Offer, shall be deemed not to have accepted the Qualifying Offer. A Business Employee who accepts and complies with the terms and conditions of a Qualifying Offer and assumes employment with Employer shall become an employee of Employer (a “Transferred Employee”) as of the following date and time: (i) in the case of a Business Employee who is not on a leave of absence on the Closing Date, 12:00 a.m. of the day after the Closing Date; and (ii) in the case of a Business Employee who is on any approved leave absence on the Closing Date, as of the date such Business Employee commences active employment with Employer (provided that such commencement of active employment occurs no later than 90 days following the Closing Date or such later time as may be required by Applicable Law). Without limiting Buyer’s obligation under the first sentence of this Section 6.05(a), if Employer does not make a Qualifying Offer to a Business Employee, Employer shall pay such Business Employee one (1) year of base salary as severance therefor.

(b)    For a period of twelve (12) months following the Closing Date, Employer shall not, and shall cause Buyer, Company and any of their respective Affiliates, as applicable, not to (i) relocate any Transferred Employee who remains employed by Employer to a distance more than fifty (50) miles from such Transferred Employee’s principal work place as of the date of the Qualifying Offer, unless the Transferred Employee shall agree otherwise, or (ii) terminate the employment of any Transferred Employee, other than for cause in accordance with Employer employment practices; provided, however, that in the event any such Transferred Employee either: (A) terminates his or her employment with Employer instead of accepting such relocation, or (B) has his or her employment terminated by Employer other than for cause (and, for the avoidance of doubt, not due to death, disability, or his or her resignation from employment), then Employer shall make available to such Transferred Employee (and, if such Transferred Employee satisfies the Release Condition (if any), pay to such Transferred Employee within sixty (60) days following his or her termination of employment) the Severance Payment, which Severance Payment may be conditioned upon the Transferred Employee’s execution and return to the Employer (and non-revocation in any time provided by the Employer to do so) of a comprehensive release of claims in a form acceptable to Employer (the “Release Condition”). As used herein, the

“Severance Payment” shall be a payment equal to the base salary or hourly wages (assuming a work schedule of no greater than 40 hours per week) that the applicable Transferred Employee would have earned between the date of his or her termination of employment and the date that is twelve (12) months following the Closing Date, had he or she remained continuously employed by Employer during that time.

(c)    For each Transferred Employee who elects to participate in an Employee Benefit Plan of Employer or its Affiliate that provides medical, dental, vision, life, accidental death and dismemberment, or disability benefits (not including any flexible spending account benefits or health savings account benefits) (an “Employer Welfare Plan”), the Employer or its Affiliate shall take all commercially reasonable steps to ensure that the applicable Employer Welfare Plan: (i) shall not require a physical examination or other proof of insurability, and shall waive all limitations relating to waiting periods and pre-existing conditions and actively-at-work requirements, with respect to any of the Transferred Employees or any dependent of such Transferred Employees who were covered by Seller’s and its Affiliates’ comparable Employee Benefit Plans (the “Seller Welfare Plans”) as of the Closing Date; and (ii) shall give credit to the Transferred Employees for expenses paid under the Seller Welfare Plans during the plan year in which the Closing occurs toward deductibles, co-insurance, and out-of-pocket maximums against satisfaction of any deductibles, co-insurance, and out-of-pocket maximums for the plan year under the Employer Welfare Plans to the same extent that such amounts would have been credited under the applicable Seller Welfare Plans. Employer will cause Employer’s or its applicable Affiliate’s flexible spending account plans to implement the 2019 elections made by the Transferred Employees under the flexible spending account plans of Seller or Seller’s Affiliates and shall cause Buyer or Buyer’s applicable Affiliate to assume liability for reimbursement claims for the Transferred Employees with respect to calendar year 2019 that are submitted for reimbursement on or after the Closing Date. Seller will provide Employer with such data as may be reasonably necessary for Employer to implement such elections, and all claims for reimbursement shall be subject to the terms of Employer’s or its Affiliate’s flexible spending account plans.

(d)    As soon as reasonably practicable following the Closing, with respect to the Transferred Employees and to the extent permitted under Applicable Law, Seller shall, and shall cause its Affiliates to, transfer to Employer copies of personnel files (including performance reviews and scores, training course completion records, and, pursuant to a Transferred Employee’s specific written consent, DOT and non-DOT drug and alcohol records), DOT Operator Qualification Records and OSHA 8-hour HAZWOPER records (each to the extent applicable) related to such Transferred Employees that are required to be maintained by Employer or Employer’s Affiliates as a result of its operations of the Company.

(e)    Nothing expressly set forth or implied by this Agreement shall (i) confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, or (ii) be deemed to amend any employee benefit plan of Seller, Buyer or any of their respective Affiliates.

(f)    Except as otherwise provided in this Agreement, Seller and its Affiliates are solely responsible for any Liabilities relating to the employment of the Business Employees prior to the Closing (or, for Transferred Employees who are on a leave of absence as of the Closing, prior to the date that such Transferred Employee begins employment with Employer) and shall timely pay or provide to each Business Employee all remuneration, salaries, wages, commissions, bonuses, severance pay, vacation, sick and other paid leave and any other compensation or benefits under any of the Employee Plans arising out of services performed by such Business Employee in accordance with normal pay practices. Buyer shall be solely responsible for any Liabilities relating to the employment of the Transferred Employees on or after the date that such Transferred Employee begins employment with Employer.

Section 6.06.    Douglas Lease; Compression Services Agreement; Unisite Agreement.

(a)    Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all payments required to be made under, and any and all Liabilities incurred in connection with or arising out of the Douglas Lease to the extent the same accrue from and after the date hereof. From and after the Closing, Buyer shall use commercially reasonable efforts to cause replacement of any guarantee by Seller or any of its Affiliates related to the Douglas Lease (the “Douglas Guarantee”). Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Company) not to (i) amend the Douglas Lease in any manner that would, or would reasonably be expected, to (A) increase Seller’s or any of its Affiliates’ liability under the Douglas Guarantee, or (B) cause the Douglas Guarantee to be drawn upon, or (ii) extend or renew the Douglas Lease unless, prior to or concurrently with such amendment, extension or renewal, Seller and its Affiliates are released in respect of all obligations under the Douglas Guarantee.

(b)    Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Company) not to, amend the assigned portion of the Compression Services Agreement in any manner that would, or would reasonably be expected to, increase Seller or any of its Affiliates’ exposure with respect thereto, or to extend or renew the assigned portion of the Compression Services Agreement unless, prior to or concurrently with such amendment, extension or renewal, Seller and its Affiliates are released in respect of all obligations with respect thereto. Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all payments required to be made under, and any and all Liabilities incurred in connection with or arising out of the portion of the Compression Services Agreement related to the Company to the extent the same accrue from and after the date hereof.

(c)    The parties agree to cooperate and use commercially reasonable efforts to assign to the Company the Unisite Agreement and to obtain the release of Seller and its Affiliates from any liability thereunder accruing from and after such assignment. Until such time that Seller is able to assign to the Company the Unisite Agreement, Seller shall cause the Company to receive the use of, and benefits under, the Unisite Agreement. Without limiting the foregoing, (i) Buyer shall not, and shall cause its Affiliates

(including, after the Closing, the Company) not to, amend the Unisite Agreement in any manner that would, or would be reasonably be expected to, increase Seller or any of its Affiliates’ exposure with respect thereto, or to extend or renew the Unisite Agreement unless, prior to or concurrently with such amendment, extension or renewal, Seller and its Affiliates are released in respect of all obligations with respect thereto and (ii) prior to any such assignment, Seller shall not, and shall cause its Affiliates not to, (i) amend the Unisite Agreement in any manner that would, or would reasonably be expected to, increase Buyer or any of its Affiliates’ (including the Company) exposure with respect thereto following such assignment or (ii) exercise or waive any rights under the Unisite Agreement without obtaining the prior written consent of Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates from and against any and all payments required to be made under, and any and all Liabilities incurred in connection with or arising out of the Unisite Agreement to the extent the same accrue from and after the date hereof.

Section 6.07.    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)    Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any shareholder, officer, employee or director of Seller or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, the Company and any Designated Person, by Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company in connection with this Agreement or any other agreements or transactions contemplated thereby (whether or not such legal counsel also represented Seller) (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer, its Affiliates, the Company.

(b)    It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between Davis Polk & Wardwell LLP and any other legal counsel currently representing the Company in connection with the Current Representation (whether or not such legal counsel also represented Seller) shall be retained solely by Seller (and not the Company); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby. Accordingly, the Company shall not have access to any such communications, or to the files of Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company (whether or not such legal counsel also represented Seller) in connection with the Current Representation, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Company shall not be a holder thereof, (ii) to the extent that files of Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company in connection with the Current Representation (whether or not such legal counsel also represented Seller) constitute property of a client, only Seller and its Affiliates shall hold such property rights.

(c)    Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company), that in the event of a dispute between Seller or an Affiliate of Seller, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company in connection with the Current Representation jointly represented both (i) Seller and (ii) the Company, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company in connection with the Current Representation to such Seller or an Affiliate of Seller of any information or documents developed or shared during the course of any such joint representation.

(d)    In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, the Company) attorney-client communications involving Davis Polk & Wardwell LLP or any other legal counsel currently representing the Company in connection with the Current Representation, then Buyer shall notify Seller of such application sufficiently in advance of any hearing on the application to permit Seller to participate in any such proceedings.

Section 6.08.    Release. Effective as of the Closing, except for any rights or obligations under this Agreement and the other Transaction Agreements or any Contract set forth on Section 2.04 of the Disclosure Schedule, (a) Buyer, on behalf of itself and each of its Affiliates (including the Company) (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates (excluding the Company) (collectively, the “Seller Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties in any capacity related to or affecting the Company occurring or arising on or prior to the Closing Date; provided that this Section 6.08 shall not release any Seller Released Party from any claim of gross negligence or fraud or willful misconduct by any Seller Released Party in performing its obligations under the Construction and Operating Agreement and (b) Seller, on behalf of itself and each of its Affiliates (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Company) (collectively, the “Buyer Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties in any capacity related to or affecting the Company occurring or arising on or prior to the Closing; provided that this Section 6.08 shall not release any Buyer Released Party from any claim of gross negligence or fraud or willful misconduct by the Company in performing its obligations under the Construction and Operating Agreement.

Section 6.09.    Further Assurances. Each party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement. For the avoidance of doubt, to the extent the parties discover that assets of the Company were not located on the Company’s properties or titled in the Company’s name at the Closing, the parties shall cooperate to promptly deliver or assign, as applicable, such assets to the Company.

ARTICLE 7

TAX MATTERS

Section 7.01.    Tax Covenants.

(a)    Buyer shall not cause or permit the Company or any Affiliate of Buyer, with respect to the Company, to make or change any material Tax election, amend any material Tax Return, initiate any voluntary disclosure with respect to material Taxes, agree to extend or waive any statute of limitations with respect to material Taxes, take any Tax position on any material Tax Return or take any other action, in each case, with respect to any material Pass-Through Income Tax Matter for any Pre-Closing Tax Period without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed). For the avoidance of doubt, notwithstanding anything to the contrary herein, to the extent permitted by Applicable Law, the parties shall cooperate to make a “push-out” election under Section 6226 of the Code or any analogous election under state or local Tax law with respect to any Pass-Through Income Tax Matter for any Pre-Closing Tax Period.

(b)     Seller shall prepare, or cause to be prepared in a manner consistent with the relevant provisions of the Company LLC Agreement, first drafts of all Income Tax Returns (including Internal Revenue Service Form 1065 and similar forms for state and local Tax purposes) required to be filed by the Company for all Tax periods ending on or before the Closing Date. Buyer shall, or shall cause its Affiliates or the Company to, prepare or cause to be prepared first drafts all other Tax Returns for the Company that are due after the Closing Date. All first drafts of Tax Returns described in this Section 7.01(b) shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. At least thirty (30) days prior to the due date for filing any Tax Return (including extensions) described in this Section 7.01(b) that relates to a Pre-Closing Tax Period, the party preparing such Tax Return will deliver the first draft of such Tax Return, together with all supporting documentation and workpapers, to the other party for its review and comment. The non-preparing party shall provide any reasonable comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from the preparing party, and the preparing party will cause such Tax Return (as revised to taken into account the other party’s reasonable comments) to be filed timely with the appropriate Governmental Authority and will provide a copy to the non-preparing party. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Tax Return, the Seller will pay to (or at the direction of) Buyer the amount of any Seller Taxes (other than any Seller Taxes described in clause (c) of the definition of Seller Taxes) with respect to such Tax Return.

(c)    Except to the extent inconsistent with this Section 7.01(c), any and all pending or threatened Tax audits, assessments, controversies or litigation (“Tax Proceedings”) of or with respect to the Company shall be governed by Section 8.05. From and after the Closing, Buyer shall notify Seller in writing within ten (10) Business Days of receipt by Buyer or any of its Affiliates (including the Company) of written notice of any Tax Proceedings with respect to a Pass-Through Income Tax Matter for a Pre-Closing Tax Period (a “Covered Tax Proceeding”); provided, the failure to give such written notice shall not, however, relieve Seller or any of its Affiliates of its indemnification obligations (or require any indemnification from Buyer or its Affiliates), except and only to the extent that the Seller is adversely prejudiced as a result of such failure. To the extent Seller would have had control rights under the Company LLC Agreement, Seller shall have the right to elect in writing, within fifteen (15) Business Days of receiving notice hereunder, to control, at Seller’s sole cost and expense, any such Covered Tax Proceeding which relates primarily to Pass-Through Income Tax Matters; provided, that, Buyer’s rights with respect to any such Tax Proceeding, and Seller’s duties, responsibilities and obligations with respect to such Tax Proceeding, shall be no less than would be provided for pursuant to the Company LLC Agreement.

(d)    All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Taxes) shall be borne and paid 50% by Buyer and 50% by Seller when due. The party responsible under Applicable Law for filing any necessary documentation and Tax Returns with respect to such Transfer Taxes shall timely prepare and file such documentation and Tax Returns with the cooperation of the other party. The parties shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

(e)    Following the Closing, unless otherwise required by Applicable Law, any payments made pursuant to any provision of this Agreement between Buyer (or any Affiliate thereof) and Seller (and any Affiliate thereof) shall be treated by the parties for U.S. federal income Tax purposes, and other applicable Tax purposes, as an adjustment to the Purchase Price.

Section 7.02.    Cooperating on Tax Matters.

(a)    Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or the handling of any Tax Proceeding.

(b)    Buyer and Seller further agree, and agree to cause their respective Affiliates, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)    From and after the Closing, Buyer shall cause the Company to retain or cause to be retained all books and records pertinent to Taxes of the Company relating to any Pre-Closing Tax Period until the applicable period for assessment under Applicable Law (giving effect to any extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Tax authority. From and after the Closing, Buyer and the Company shall provide, at Seller’s cost and expense, any Tax-related documents, information or other assistance reasonably requested by Seller in connection with this Agreement.

Section 7.03.    Agreed Tax Treatment and Allocation.

(a)     For U.S. federal income Tax purposes (and applicable state and local income Tax purposes), the parties hereto agree to treat the purchase and sale of the Purchased Units as follows, as provided in Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1): (i) with respect to Buyer, the Company is deemed to make a liquidating distribution of all of its assets to Seller and Buyer, and following this distribution, Buyer is treated as acquiring the assets deemed to have been distributed to Seller in liquidation of Seller’s Purchased Units, and (ii) with respect to Seller, Seller is treated as selling the Purchased Units (the “Agreed Tax Treatment”). The parties will prepare and file all Tax Returns consistent with the Agreed Tax Treatment and will not take any inconsistent position on any Tax Return, or during the course of any proceeding with respect to Taxes, except as otherwise required by Applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority. The parties shall promptly inform one another in writing of any written inquiry or Tax Proceeding by any Taxing Authority with respect to the Agreed Tax Treatment and consult and keep one another informed with respect to the status of such inquiry or Tax Proceeding.

(b)    As promptly as practicable after the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a proposed statement (the “Allocation Statement”), allocating the Purchase Price (and any other items properly treated as consideration for U.S. federal income Tax purposes, to the extent known at such time) among the assets of the Company in accordance with Section 741, Section 751 and Section 1060 of the Code. If Seller objects in writing to the Allocation Statement within thirty (30) days of receiving such Allocation Statement, Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the Purchase Price; provided, that if Seller does not timely object, the parties shall be deemed to have agreed to Buyer’s proposed Allocation Statement. Buyer and Seller shall file all applicable Tax Returns in a manner consistent with the agreed Allocation Statement as finalized under this Section 7.03 and neither Buyer nor Seller shall take any position inconsistent with such allocation on any Tax Return, audit, examination, investigation or similar proceeding, unless required to do so by Applicable Law. Notwithstanding the preceding sentence, if the parties are unable to reach a mutual agreement with respect to any matter related to the Allocation Statement within thirty (30) days of any timely objection by Seller pursuant to the prior sentence, each party shall be permitted to take an independent position with respect to the Purchase Price allocation on its applicable Tax Returns or in connection with any audit, examination, investigation or similar proceeding related thereto.

Section 7.04.    Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 8

INDEMNIFICATION

Section 8.01.    Survival. None of the representations and warranties of the parties contained in this Agreement shall survive the Closing; provided that subject to the limitations and other provisions of this Agreement, the (x) Fundamental Warranties, other than those contained in Section 3.15, shall survive the Closing and shall remain in full force and effect until the date that is six (6) months from the Closing Date and (y) the representations and warranties in Section 3.15 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party in accordance with Section 8.05 and Section 9.01 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02.    Indemnification By Seller. Subject to the other terms and conditions of this Article 8, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in the Fundamental Warranties;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)     any and all Seller Taxes; or

(d)    any Loss arising from or relating to the employment or engagement of: (i) any Business Employee who does not become a Transferred Employee; or (ii) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to the Closing Date; provided that such Loss does not arise out of any express obligation of Buyer or any of its Affiliates under Section 6.05.

Section 8.03.    Indemnification By Buyer. Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in the Fundamental Warranties; or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04.    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed the Purchase Price.

(b)    The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Purchase Price.

(c)    For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty, and the calculation of any Losses associated therewith, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)    In no event shall any Seller Indemnified Party (or the Seller Indemnified Parties, collectively) be liable for more than 50% of the Losses of the Company under Section 8.02, other than with respect to any inaccuracy in or breach of any of the representations or warranties of Seller contained in Section 3.16.

(e)    In no event shall any Indemnifying Party be liable (except to the extent payable in connection with a Third Party Claim) for any punitive or exemplary Losses or special, incidental, consequential or indirect Losses, or Losses for lost profits or diminution in value.

Section 8.05.    Indemnification Procedures. The party making a claim under this Article 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is or may be required to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates; provided that, in such event, the Indemnifying Party may, at its option and expense through counsel of its choice, participate in (but not control) the defense thereof. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party; or (B) the representation of both the Indemnifying Party and the Indemnified Party by the same counsel creates a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable, out-of-pocket, documented fees and expenses of one counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or declines to prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim subject, in all respects, to the other limitations set forth herein. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (records relating to such

Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnified Party nor the Indemnifying Party shall settle or compromise any Third Party Claim without the prior written consent of the other party, except as provided in this Section 8.05(b). If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party (other than monetary damages that will be paid in full by the Indemnifying Party) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06.    Calculation of Losses

(a)    The amount of any Losses payable under this Article 8 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party or its Affiliates under applicable insurance policies (less expenses (including premium increases) incurred by such Indemnified Party in collecting such amount. If the Indemnified Party receives any amounts under applicable insurance policies, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses (including premium increases) incurred by such Indemnified Party in collecting such amount. Each Indemnified Party and its Affiliates shall use reasonable efforts to collect any amounts available under insurance for any Losses payable under this Article 8.

(b)    Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any Losses for which such Indemnified Party seeks indemnification under this Agreement, including by taking any actions reasonably requested by the Indemnifying Party for such purpose, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date, Buyer had Knowledge of any information that would, or would reasonably be expected to, cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

Section 8.07.    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the rate of interest publicly announced by J.P. Morgan Chase Bank, N.A. in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.08.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

ARTICLE 9

MISCELLANEOUS

Section 9.01.    Notices.

(a)    A notice given under this Agreement:

(i)    shall be sent to the attention of the person, and to the physical address or email address, given in this Section 9.01 (or such other physical address, email address or person as the party may notify to the other in accordance with the provisions of this Section 9.01); and

(ii)    shall be delivered personally; sent by email; or sent by reputable international overnight courier.

(b)    The addresses for service of notice are:

if to Buyer, to:

Crestwood Midstream Partners LP

2440 East Pershing Road, Suite 600

Kansas City, MO 64108

Attention: William H. Moore

Email: william.moore@crestwoodlp.com

with copies (which shall not constitute notice) to:

Crestwood Midstream Partners LP

811 Main, Suite 3400

Houston, TX 77002

Attention: Joel Lambert

Email: Joel.lambert@crestwoodlp.com

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Gillian Hobson

Email: ghobson@velaw.com

if to Seller, to:

Williams MLP Operating, LLC

C/O The Williams Companies, Inc.

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172

Attention:            T. Lane Wilson

Email:                  Lane.Wilson@Williams.com

with copies (which shall not constitute notice) to:

Williams MLP Operating, LLC

C/O The Williams Companies, Inc.

One Williams Center, Suite 4900

Tulsa, Oklahoma 74172

Attention:            Tyler Evans

Email:                  Tyler.Evans@Williams.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Oliver Smith
Email:	Oliver.Smith@davispolk.com

(c)    A notice shall be effective upon receipt and shall be deemed to have been received:

(i)    if delivered personally or by courier, at the time of delivery; or

(ii)    if sent by email, at the time of transmission (so long as receipt of such email is acknowledged),

provided that, in either case, where delivery is not within Working Hours in the place of receipt, then the notice shall be deemed to have been received when business next starts in the place of receipt.

Section 9.02.    Disclosure Schedule. Seller has set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Disclosure Schedule or section of this Agreement is reasonably apparent. The parties acknowledge and agree that (a) the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or outside the ordinary course of business.

Section 9.03.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 9.04.    Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 9.05.    Amendment and Waiver.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)    Except as set forth in Section 6.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.06.    Costs. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 9.07.    Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 9.08.    Third Party Rights. Except as expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 9.09.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 9.10.    Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.11.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 9.12.    Specific Performance. Each party agrees that each other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 9.13.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

CRESTWOOD NIOBRARA LLC

By:	CRESTWOOD MIDSTREAM PARTNERS LP, its managing member

By:	CRESTWOOD MIDSTREAM GP LLC, its general partner

By:	/s/ William Moore
Name:	William Moore
Title:	Senior Vice President, Strategy & Corporate Development

WILLIAMS MLP OPERATING, LLC

By:	/s/ Chad Zamarin
Name:	Chad Zamarin
Title:	Senior Vice President

[Signature Page to Purchase Agreement]

Exhibit A

Assignment Agreement

Exhibit B

Transition Services Agreement